FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
APR 11 1988
FRANKIE SUE DEL PAPA SECRETARY OF STATE
/s/ Frankie Sue Del Papa
no. 973-85



                              AMENDMENTS TO THE
                           ARTICLES OF INCORPORATION

                                      OF

                            GLOBAL TECHNOLOGY, LTD.

Pursuant to Nevada Corporation Code, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.

     Article I reads as follows:

       The name of the Corporation is Global Technology, Ltd.

                                  AMENDMENT
                                  ---------

    Article I of the Articles of Incorporation is amended to read:

                                  ARTICLE I
                                CORPORATE NAME

     The name of the corporation is Advanced Precision Technology, Inc.

                                  ARTICLE X
                              AMENDMENT ADOPTED

     These Amended Articles of Incorporation were presented to the shareholders of this Corporation for the purpose of amending and replacing the Articles of Incorporation of this Corporation, at a special meeting of shareholders held April 1, 1988. As of April 1, 1988, there were 5,500,000 shares of the Corporation's common stock outstanding and entitled to vote on the amendment. The Amendment does not alter the amount of authorized capital of One Hundred Million (100,000,000) shares with $0.001 par value. There is only one class of shares, that being Common voting stock.

     The number of shares voted for and against the adoption of these amended Articles of Incorporation to replace all previous Articles of Incorporation and Amendments was:

              5,200,000    For              0       Against
             ------------                --------

ATTEST:                    ADVANCED PRECISION TECHNOLOGY, INC.
                            Formerly Global Technology, Ltd.

                             By /s/ Jay Mealey
                                President

/s/ David H.Timms

Secretary

STATE OF           :
Utah
                   :SS.
COUNTY OF
Salt Lake          :

I, Jo Beth Smith, a Notary Public, hereby certify that on the 8th day of April, 1988 personallv appeared before me Jay Mealey and David H. Timms who being by me first duly sworn, severally declared that they are the persons who signed the foregoing documents as Officers and that the statements herein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal on 8th day of April, 1988.


                                             /s/ Jo Beth Smith
                                              Notary Public

                                              Residing at West Jordan, Utah
My Commission Expires: 8/27/91

<Stamped:
STATE OF NEVADA
Department of State

  I hereby certify that
this a true and complete
copy of the document filed
with in this office.

DATED: APR 11 1988
/S/Frankie Sue Del Papa
FRANKIE SUE DEL PAPA
Secretary of State
By: /s/ Beverly Davenport